CORPORATE ACCESS NUMBER: 204060909

Alberta

BUSINESS CORPORATIONS ACT

CERTIFICATE

OF

AMENDMENT

CONSOLIDATED GLOBAL MINERALS LTD.

AMENDED ITS ARTICLES ON 1998/12/22.

Alberta			ARTICLES OF AMENDMENT
1.	NAME OF CORPORATION	2.	ALBERTA CORPORATE ACCESS NUMBER:
GLOBAL MINERAL & CHEMICAL LTD.			204060909
3.	ITEM NO._____ OF THE ARTICLES OF THE ABOVE NAMED CORPORATION ARE AMENDED IN ACCORDANCE WITH SECTION____ OF THE BUSINESS CORPORATIONS ACT,

3.

1. Pursuant to subsection 167(1)(f) of the Business Corporations Act (Alberta), the Articles of the Corporation be amended to consolidate the issued and outstanding common shares on up to a one-for-five basis (subject to adjustment as set forth in paragraph 2 below);

2. Any holder of common shares of the Corporation who is the registered holder on the books of the Corporation of a number of common shares not evenly divisible by five, shall neither be entitled to be entered on the books of the Corporation as a holder of a fractional common share, in respect of the fractional share resulting from the foregoing consolidation, nor be entitled to receive a share certificate therefor; however, in lieu thereof, an adjustment shall be made to round up any such fractional interest to the nearest whole number of common shares, provided that for the purposes of the foregoing consolidation, each registered holder shall have his holdings aggregated and shall be entitled to receive only one whole common share for any fractional share interest arising as a result of the consolidation of his holdings, determined on an aggregated basis; and

3. Pursuant to subsection 167(1)(a) of the Business Corporations Act (Alberta), the Articles of the Corporation be amended to change the name of the Corporation from "Global Mineral & Chemical Ltd. to "Consolidated Global Minerals Ltd."

4.	DATE December 22, 1998	TITLE Solicitor
FILED